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                                                                     EXHIBIT 4.5


                                MASTERING, INC.
                   1998 NON-QUALIFIED STOCK OPTION AGREEMENT
                                 FOR EMPLOYEES

     This 1998 Non-Qualified Stock Option Agreement (this "Agreement") is entered into as of June __, 1998, effective as of __________, 1998 (the "Grant Date"). Pursuant to this Agreement, Mastering, Inc., a Delaware corporation (the "Corporation"), hereby grants to the undersigned optionee (the "Optionee"), an employee or independent contractor of the Corporation, a non-qualified option (the "Option") to purchase from the Corporation shares of its Common Stock, par value $.001 per share ("Option Shares"), at the price set forth on the signature page hereto, upon and subject to the terms and conditions set forth below.

     1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Corporation. Capitalized terms not otherwise defined herein shall have the meanings specified in Section 4.2.

     2.  Time and Manner of Exercise of Option

     2.1 Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after _____________, 2008, being ten years following the Grant Date (the "Option Term").

     2.2 Exercise of Option. (a) Except as otherwise provided by Sections 2.2(b) and 2.2(c) hereof, the Option shall vest and become exercisable in accordance with the following schedule: 25% of the Option Shares shall vest and become exercisable on the first anniversary of the Grant Date; 25% of the Option Shares shall vest and become exercisable on the second anniversary of the Grant Date; 25% of the Option Shares shall vest and become exercisable on the third anniversary of the Grant Date; and the remaining 25% of the Option Shares shall vest and become exercisable on the fourth anniversary of the Grant Date.

     (b) All or any part of any Option, to the extent unexercised, shall terminate immediately if the Optionee ceases to be an employee of the Corporation or (if applicable) ceases to be a consultant to the Corporation, except that the Optionee shall have until the end of three (3) months (extendible in the sole discretion of the Committee to the end of six (6) months) following the date he or she ceases to be an employee of, or consultant to, the Corporation to exercise any exercisable Option rights that he or she could have exercised on the day on which such employment or service terminated; provided, however, that such exercise must be accomplished prior to the expiration of the Option Term. Notwithstanding the foregoing, if the Optionee ceases to be an employee of, or a consultant to, the Corporation due to (i) retirement on or after attaining the age of sixty-five (65) years (or such earlier date as such person shall be permitted under the Corporation's retirement plan), (ii) disability (as such term is defined in Section 422(c)(6) of the Internal Revenue Code, the existence
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of which shall be conclusively determined by the Committee in its sole discretion) or (iii) death, then the Optionee, or the Optionee's Legal Representative, shall have the right to exercise the portion of the Option which is then vested and exercisable at the time of such retirement, disability or death, but, in each case, only to the extent that the portion of the Option which is then exercisable is exercised (i) within three (3) months following the Optionee's retirement (extendible in the discretion of the Committee to six (6) months), (ii) within one (1) year following the Optionee's disability, or (iii) within one (1) year following the Optionee's death, as the case may be; provided, further, that such exercise must be accomplished prior to the expiration of the Option Term. If the Optionee ceases to be an employee of, or a consultant to, the Corporation because of the Optionee's violation of his or her duties to the Corporation, the existence of such violation to be conclusively determined by the Committee in its sole discretion, any unexercised portion of the Option shall immediately terminate and the Optionee shall have no right to exercise any unexercised portion of the Option he or she might have exercised prior to the date he or she ceased to be an employee of, or a consultant to, the Corporation. When the Optionee ceases to be an employee of, or a consultant to, the Corporation, any portion of the Option held by the Optionee which is not then exercisable shall immediately lapse and be canceled.

     (c) Upon a Change in Control, the Option, to the extent outstanding and not yet exercisable, shall become fully exercisable.

     2.3 Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (1) by giving written notice to the Corporation specifying the number of whole Option Shares to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Corporation's satisfaction) either (i) in cash, (ii) by delivery (either actual delivery or by attestation procedures established by the Corporation) of previously owned whole shares of Common Stock (which the Optionee has held for at lease six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Corporation to whom the Optionee has submitted an irrevocable notice of exercise or (iv) a combination of (i) and (ii), and (2) by executing such documents as the Corporation may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the full purchase price therefor has been paid.

     2.4 Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated pursuant to Section 2.2 at the expiration of the Option Term.

     (b) In the event that rights to purchase all or a portion of the Option Shares expire or are exercised, cancelled or forfeited, the Optionee shall, upon the Corporation's request, promptly return this Agreement to the Corporation for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase Option Shares hereunder, the Corporation shall, within

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10 days of the Optionee's delivery of this Agreement to the Corporation, either
(i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

     3.  Additional Terms and Conditions of Option.

     3.1 Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation. Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's Legal Representative. Except to the extent permitted by the foregoing, this Agreement shall not be assignable by the Optionee or the Optionee's Legal Representative.

     3.2 Withholding Taxes. If the Corporation shall be required to withhold any amounts by reason of federal, state or local tax laws, rules or regulations in respect of the issuance of Option Shares pursuant to the exercise of the Option, the Corporation shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Optionee. In any event, the Optionee shall promptly pay to the Corporation, when requested by the Corporation, sufficient funds to meet the requirements of such withholding, and the Corporation shall be entitled to take such action and authorize such terms as it may deem advisable in order to have such funds made available to the Corporation from any funds or property due or to become due to the Optionee.

     3.3 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Board without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Corporation shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of
(A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

     3.4 Required Registration and Consents. If at any time the Committee shall determine, in its sole discretion, that (i) the listing, registration, or qualification of the Option Shares upon any securities exchange or under any state or federal law or (ii) the consent or approval of any governmental regulatory body or (iii) obtaining an investment representation or other undertaking from the Optionee is necessary or desirable as a condition of, or in connection with, the exercise of the Option hereunder, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, approval, representation or undertaking shall have been effected or obtained free of any conditions not acceptable by the Committee.

     3.5 Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Corporation shall deliver or cause to be delivered one or more certificates representing the number

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of shares purchased against full payment therefor. The Corporation shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.2.

     3.6 Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to Option Shares unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Corporation with respect to any such shares not so purchased and delivered.

     3.7 Option Confers No Rights to Continued Employment or Consulting. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by, or continued status as a consultant to, the Corporation or any affiliate of the Corporation.

     3.8 Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding this Agreement shall be final, binding and conclusive.

     3.9. Corporation to Reserve Shares. The Corporation shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized and unissued shares of Common Stock, the full number of shares subject to the Option from time to time.

     4.  Miscellaneous Provisions.

     4.1. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an "incentive stock option" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); this Agreement shall be interpreted and treated consistently with such designation.

     4.2. Meaning of Certain Terms. (a) As used herein, employment by the Corporation shall include employment by an affiliate of the Corporation. In addition, unless the context otherwise requests, references to the Corporation include subsidiaries of the Corporation.

     (b)  As used herein, the following terms have the meanings set forth below:

          "Board of Directors" or "Board" means the Board of Directors of the Corporation as constituted at any time.

          "Change in Control" shall be deemed to have occurred if (a) any corporation, person or other entity (other than PLATINUM technology, inc. ("PLATINUM"), any majority-owned subsidiary of PLATINUM or any of their respective subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by PLATINUM or any of its subsidiaries), including a "group" as defined in Section 13(d)(3) of the Securities Exchange

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     Act of 1934, as amended, becomes the beneficial owner of stock representing more than the greater of (i) twenty-five percent (25%) of the combined Voting Power of PLATINUM's then outstanding securities or (ii) the percentage of the combined Voting Power of PLATINUM's then outstanding securities which equals (A) ten percent (10%) plus (B) the percentage of the combined Voting Power of PLATINUM's outstanding securities held by such corporation, person or entity on the Grant Date; (b)(i) the stockholders of PLATINUM approve a definitive agreement to merge or consolidate PLATINUM with or into another corporation other than a majority-owned subsidiary of PLATINUM; or to sell or otherwise dispose of all or substantially all of PLATINUM's assets, and (ii) the persons who were the members of the Board of Directors of PLATINUM prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (c) the stockholders of PLATINUM approve a plan of liquidation of PLATINUM; or (d) within any period of 24 consecutive months, persons who were members of the Board of Directors of PLATINUM immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24 month period by or upon the recommendation of persons who were members of the Board of Directors of PLATINUM immediately prior to such 24-month period and who constituted a majority of the Board of Directors of PLATINUM at the time of such election, cease to constitute a majority of the Board.

          "Committee" means the Committee appointed by the Board to administer this Agreement.

          "Common Stock" means the common stock of the Corporation, par value $.001 per share.

          "Fair Market Value" on a specified date means (i) the closing (last sale) price per share of a share of the Common Stock on such date (or, if there is no sale on such date, then on the last previous day on which a sale was reported) on the Nasdaq National Market or other national securities market or exchange on which the Common Stock is then primarily traded; or (ii) if shares of Common Stock are not so quoted or listed, then the value of a share of Common Stock as determined by the Committee using any reasonable method of valuation.

          "Legal Representative" means an executor, administrator, legal representative, guardian or similar person.

          "Voting Power" means the voting power of any securities of the Corporation then outstanding which are generally entitled to vote for the election of directors of the Corporation.

     4.3. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement.

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     4.4.  Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Corporation, to Mastering, Inc., 9201
E. Mountain View Road, Suite 200, Scottsdale, AZ 85258, Attention: Secretary, and if to the Optionee, to the address of the Optionee in the records of the Corporation. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Corporation is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Corporation.

     4.5. Acknowledgement. The parties acknowledge that this Agreement is implementing the grant of the Option to the Optionee on the Grant Date. The Optionee understands that the merger of PT Acquisition Corporation I ("PT Sub"), a wholly-owned subsidiary of PLATINUM technology, inc. ("PLATINUM"), with and into the Corporation on April 21, 1998 does not accelerate or otherwise affect the vesting schedule set forth in Section 2.2(a). Pursuant to Section 5.19 of the Agreement and Plan of Merger dated as of February 18, 1998, as amended (the "Merger Agreement"), among PLATINUM, PT Sub and the Corporation, the Optionee acknowledges that, effective as of April 21, 1998, the Option becomes an option to purchase shares of common stock of PLATINUM on the terms set forth below.

     4.6. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not mandatorily governed by the laws of the United States or the Delaware General Corporate Law, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.

     4.7. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

                              MASTERING, INC.


                              By:  __________________________________
                                        Name:
                                    Title:


OPTIONEE:

I.   Terms of Original Grant
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     (a)  Number of Original Option Shares:

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     (b)  Original Issue Date:

     (c)  Original Option Price Per Share: $

II.  Terms of Substitute Option to Purchase Shares of Common Stock of PLATINUM
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     (a)  Number of current Option Shares:

     (b)  Current Option Price Per Share: $_______________


OPTIONEE ACKNOWLEDGMENT:


_______________________________

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